                                                                       EXHIBIT 5

            [LETTERHEAD OF HILL & BARLOW, A PROFESSIONAL CORPORATION]







CHARLES JOHNSON
DIRECT LINE:  617-428-3061
CJOHNSON@HILLBARLOW.COM

                                  July 26, 2002

Viisage Technology, Inc.
30 Porter Road
Littleton, MA  01460

Re:  Viisage Technology, Inc. (the "Company") Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we are rendering this opinion in connection with a registration statement on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement") relating to the registration of 222,222 shares (the "Shares") of common stock ($.001 par value) of the Company (the "Common Stock") to be issued to Hummingbird Defense Systems, Inc. ("Hummingbird") as payment in lieu of cash for royalties earned by Hummingbird, pursuant to the terms of a License and Distribution Agreement (the "Agreement") dated May 11, 2002, between the Company and Hummingbird. Pursuant to the Agreement, the first $1 million of royalties, when and as earned by Hummingbird, will be paid in common stock based on a per share price of $4.50.

     We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity of the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warrants contained in the records, documents, instruments and certificates we have reviewed.

     Based on the foregoing, we express the following opinions:

     1.   The Shares have been duly authorized by the Company.

     2. When issued in accordance with the terms of the Agreement, the Shares will be validly issued, fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration

Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are "experts" when the meaning of such terms as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                      Very truly yours,

                                      Hill & Barlow, A Professional Corporation

                                      /s/ Charles J. Johnson

                                      Charles J. Johnson, a Member of the Firm